SENIOR SECURED PROMISSORY NOTE


$1,000,000.00                                                  October 6, 2005

     For value received, SYBR.com Inc., a New Jersey corporation (the "Company"), hereby promises to pay to Lloyd I. Miller, III (the "Holder"), or registered assigns, the principal sum of ONE MILLION DOLLARS AND NO CENTS ($1,000,000.00), on the date specified herein, with interest as specified herein.

     This Note is subject to the following additional provisions, terms and conditions:

     ARTICLE 1. DEFINITIONS.

     Section 1.1. Certain Definitions.

     "Applicable Rate" means 8% per annum.

     "Bankruptcy Law" means Title 11, United States Code or any similar federal or state law for the relief of debtors.

     "Business Day" means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in New York, New York.

     "Default Rate" means 14% per annum.

     "Distribution  Event"  means  any  insolvency,  bankruptcy,   receivership,
liquidation, reorganization or similar proceeding (whether voluntary or involuntary) relating to the Company or its property, or any proceeding for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy.

     "Dollars" means lawful currency of the United States of America.

     "Guaranty" means that certain Guaranty, dated October 6, 2005, granted by Synergy Brands Inc., a Delaware corporation and the holder of all the issued and outstanding capital stock of the Company, in favor of the Holder.

     "Holder" has the meaning given to such term in the first paragraph of this Note.

     "Interest Payment Date" means March 31 and September 30 of each calendar year or the dates established pursuant to the proviso set forth in Section 2.2(b) hereof.

     "ITT" means Interline Travel and Tour, Inc., a Texas corporation.

     "ITT Note" means that certain Senior Secured Promissory Note, to be made by Interline Travel and Tour, Inc., a Texas corporation payable to the Company, together with all amendments and supplements thereto, all substitutions and replacements therefor, and all renewals, extensions, increases, restatements, modifications, rearrangements and waivers thereof from time to time.

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     "Maturity Date" means October 6, 2010 or the date established in accordance with the proviso set forth in Section 2.1(a) hereof.

     "Maximum Rate" means the maximum nonusurious interest rate permitted under applicable law.

     "Note" means this Senior Secured Promissory Note made by the Company payable to the Holder, together with all amendments and supplements hereto, all substitutions and replacements herefor, and all renewals, extensions, increases, restatements, modifications, rearrangements and waivers hereof from time to time.

     "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Pledge and Security Agreement" means that certain Pledge and Security Agreement, to be executed by and between the Company, as debtor, and Holder, as secured party.

     "Purchase Agreement" means that certain Purchase Agreement, dated as of October 6, 2005, by and between, the Company and the Holder.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Synergy Brands" means Synergy Brands Inc., a Delaware corporation.

     "Warrant" means that certain Warrant agreement to be issued by ITT to the Company to purchase 200,000 shares of ITT common stock at an initial exercise price of $5.00.

     ARTICLE 2. BASIC TERMS.

     Section 2.1. Principal.

     (a) Scheduled Repayment. The principal of this Note shall be due and payable on the Maturity Date; provided, however, that the Maturity Date shall be automatically adjusted to correspond to the maturity date set forth in the ITT
Note if and only if the ITT Note is issued by ITT to the Company on or before October 28, 2005.

     (b) Mandatory Prepayment.

     (i) In the event that at any time or from time to time there shall be made any prepayment of principal, in whole or in part, of the ITT Note by ITT to the Company, the Company shall, not later than one Business Day after such prepayment is made by ITT, pay to the Holder as a prepayment of principal under this Note the same amount received by the Company from ITT. Each such prepayment of principal by the Company under this Section 2.1(b)(i) shall be accompanied by all accrued interest on the principal amount being prepaid to the date of prepayment.

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     (ii)  Without  limiting  any  restrictions  under the Pledge  and  Security
Agreement relating to the sale or other disposition by the Company of the Warrant and any securities issuable or proceeds payable thereunder, in the event that at any time or from time to time the Company shall receive any proceeds (whether in the form of cash, securities or any other property or consideration ) from or in respect of the Warrant (whether by way of exercise of the Warrant and a subsequent sale or other disposition of the underlying common stock, by way of sale or other disposition of the Warrant, by way of receipt of dividends or other distributions in respect of such underlying common stock or otherwise), the Company shall, not later than two Business Days after receipt of such proceeds, pay to the Holder as a prepayment of principal under this Note fifty percent (50%) of the amount of such proceeds received by the Company. Each such prepayment of principal by the Company under this Section 2.1(b)(ii) shall be accompanied by all accrued interest on the principal amount being prepaid to the date of prepayment.

     (c) Optional Prepayment. The Company may at any time and from time to time prepay all or any part of the unpaid principal balance of this Note without premium or penalty. All optional prepayments shall be accompanied by all accrued interest on the principal amount being prepaid to the date of prepayment.

     (d) Payment in Dollars. Any and all amounts payable hereunder shall be paid in cash in Dollars in immediately available funds.

     Section 2.2. Interest.

     (a) The Company agrees to pay interest in respect of the unpaid principal amount of this Note at a rate per annum equal to the lesser of the Applicable Rate or the Maximum Rate. Notwithstanding the preceding sentence, the Company agrees to pay interest in respect of overdue principal, and, to the extent permitted by law, overdue interest, at a rate per annum equal to the lesser of the Default Rate or the Maximum Rate for each day from (and including) the date when due to (but excluding) the date when actually paid.

     (b) Interest on the unpaid principal amount of this Note shall be due and payable (i) on each Interest Payment Date and the Maturity Date, (ii) upon the payment or prepayment, in full or in part, of any of the principal of this Note,
(iii) at the maturity of this Note (whether by acceleration  or otherwise),  and
(iv) after maturity (whether by acceleration or otherwise), on demand; provided, however, that the Interest Payment Date shall be automatically adjusted to correspond to the interest payment dates set forth in the ITT Note if and only if the ITT Note is issued by ITT to the Company on or before October 28, 2005.

     (c) All computations of interest, both before and after maturity, shall be made on the basis of a year of 365 days (or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

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     Section 2.3. Payments in General.

     (a) Whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. Each payment received by the Holder shall be applied first to late charges and collection expenses, if any, then to the payment of accrued but unpaid interest hereunder, and then to the reduction of the unpaid principal balance hereof.

     (b) By letter dated, October 6, 2005, the Company authorized and directed ITT to pay to the Holder any and all amounts payable under the ITT Note. Any payment received directly by Holder from ITT under the aforesaid letter and in respect of amounts due to the Company under the ITT Note shall, when received by the Holder, be applied against amounts due in payment under this Note. Any requirement of any kind whatsoever that the Holder disgorge or otherwise return any such payment received as aforesaid by the Holder from ITT shall mean that the amount so disgorged or returned shall no longer be treated as applied against amounts due in payment under this Note and the obligation of the Company to make such payment under this Note shall be reinstated as if such payment had never been received by the Holder from ITT.

     Section 2.4. Surrender of Note on Prepayment. Upon any partial prepayment of this Note, this Note may, at the option of the Holder or if requested by the Company, and shall, as a condition to transfer, be surrendered to the Company in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note, or made available to the Company for notation thereon of the portion of the principal and interest so prepaid. In case the entire principal amount of this Note is prepaid, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

     Section 2.5. Collateral; Guaranty. Payment of any and all amounts payable under this Note is (i) to be secured by certain collateral more specifically described in the Pledge and Security Agreement and (ii) guaranteed by Synergy Brands pursuant to the Guaranty.

     Section 2.6. Senior Status. This Note shall be senior in status to any and all indebtedness for borrowed money incurred by the Company.

     Section 2.7 Covenants:

     (a) Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and all its corporate rights and franchises.

     (b) Notice of Default. In the event any executive officer of the Company knows of any Event of Default which shall have occurred or knows of the occurrence of any event which, upon notice or lapse of time or both, would constitute an Event of Default, the Company shall immediately furnish to the Holder a written statement as to such occurrence, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

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     (c) Use of Proceeds.  The Company shall use the entire proceeds of the loan evidenced by this Note to purchase and pay for the issuance to the Company of the ITT Note and the Warrant.

     ARTICLE 3. DEFAULT AND REMEDIES.

     Section 3.1. Events of Default. An "Event of Default" occurs if:

     (a) the Company defaults in the payment of principal on the Note when the same becomes due and payable;

     (b) the Company defaults in the payment of interest on the Note when the same becomes due and payable and such default continues for three (3) days;

     (c) the Company (i) shall commence a voluntary case concerning itself under any Bankruptcy Law now or hereafter in effect, or any successor thereof; (ii) is the object of an involuntary case under any Bankruptcy Law; or (iii) commences any Distribution Event or is the object of an involuntary Distribution Event;

     (d) the Company defaults, an event of default or other similar condition or event occurs in respect of the Company under one or more agreements or instruments relating to borrowed money where the aggregate principal amount of such agreements or instruments, is not less than $1,000,000 which has resulted in such borrowed money becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable;

     (e) Synergy Brands fails to observe or perform any covenant, condition or agreement contained in the Guaranty or any representation or warrant made by Synergy Brand in or in connection with the Guaranty shall prove to have been incorrect in any material respect when made or deemed made;

     (f) any representation or warranty made by the Company in or in connection with the Purchase Agreement or the Pledge and Security Agreement shall prove to have been incorrect in any material respect when made or deemed made;

     (g) the Company fails to observe or perform any covenant, condition or agreement contained in the Purchase Agreement, the Pledge and Security Agreement or the Note or if the Company fails to return the Net Purchase Price (as such term is defined in the Purchase Agreement), plus interest accrued thereon, to the Holder at the time called for by, and otherwise in accordance with, the Purchase Agreement;

     (h) If at any time any or all provisions of the Guaranty or the Pledge and Security Agreement are held to be invalid, non-binding or unenforceable in accordance with their respective terms; and

     (i) Any money judgment, lien, writ or warrant of attachment, or similar process involving an amount equal to or in excess of $100,000 is entered of filed against the Company or any of the assets of the Company and remains unvacated, unbonded, unstayed, undismissed or undischarged for a period of 45 days. Section 3.2. Remedies.

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     (a)  If an  Event  of  Default  (other  than  an  Event  of  Default  under
Section 3.1(c)) shall occur and be continuing, the Holder may declare by notice in writing given to the Company, the entire unpaid principal amount of the Note, together with accrued but unpaid interest thereon, to be immediately due and payable, in which case the Note shall become immediately due and payable, both as to principal and interest, without presentment, demand, default, notice of intent to accelerate and notice of such acceleration, protest or notice of any kind, all of which are hereby expressly waived, anything herein or elsewhere to the contrary notwithstanding.

     (b) If an Event of Default under Section 3.1(c) shall occur and be continuing, the entire unpaid principal amount of the Note, together with accrued but unpaid interest thereon, shall automatically become immediately due and payable, both as to principal and interest, without presentment, demand, default, notice of intent to accelerate and notice of such acceleration, protest or notice of any kind, all of which are hereby expressly waived, anything herein or elsewhere to the contrary notwithstanding.

     (c) If any Event of Default shall have occurred and is continuing, the Holder may proceed to protect and enforce their rights either by suit in equity or by action at law, or both.

     ARTICLE 4. MISCELLANEOUS.

     Section 4.1. Amendment. This Note may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof and thereof may be waived, only by a written instrument executed by both the Holder and the Company.

     Section 4.2. Successors and Assigns.

     (a) The rights and obligations of the Company and the Holder under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, the Company and the Holder, and their respective permitted successors and assigns.

     (b) The Holder may sell, assign (by operation of law or otherwise), transfer, pledge, grant a security interest in, or otherwise dispose of this Note or any portion hereof or any rights or obligations hereunder; provided, that upon such transfer, the Holder will promptly provide notice of such transfer to the Company.

     (c) The registered owner of this Note may be treated as the owner of it for all purposes.

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     Section 4.3. Defenses. The obligations of the Company under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

     Section 4.4. Replacement of Note. Upon receipt by the Company of evidence, satisfactory to it, of the loss, theft, destruction, or mutilation of this Note and (in the cases of loss, theft or destruction) of any indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 4.4 shall be dated as of the date of this Note.

     Section 4.5. Attorneys' and Collection Fees. Should the indebtedness evidenced by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, the Company agrees to pay, in addition to principal and interest due and payable hereon, all costs of collection, including reasonable attorney's fees and expenses, incurred by the Holder in collecting or enforcing this Note.

     Section 4.6. Governing Law. This Note and the validity and enforceability hereof shall be governed by and construed and interpreted in accordance with the laws of the State of New York without giving effect to conflict of laws rules or choice of laws rules thereof.

     Section 4.7. Waivers. Except as may be otherwise provided herein, the makers, signers, sureties, guarantors and endorsers of this Note severally waive demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of acceleration, diligence in collecting, grace, notice, and protest, and agree to one or more extensions for any period or periods of time and partial payments, before or after maturity, without prejudice to the Holder.

     Section 4.8. No Waiver by Holder. No failure or delay on the part of the Holder in exercising any right, power or privilege hereunder and no course of dealing between the Company and the Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     Section 4.9. No Impairment. The Company will not, by amendment of its articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at times in good faith assist in the carrying out of all the provisions of this Note.

     Section 4.10. Limitation on Interest. Notwithstanding any other provision of this Note, interest on the indebtedness evidenced by this Note is expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged or received by the Holder exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provisions of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company.


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     Section 4.11. Severability. The illegality,  invalidity or unenforceability of any provision of this Note under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

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         EXECUTED as of the date first written above.

                                                     SYBR.COM INC.


                                                    By:
                                                  Name:
                                                 Title: